Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) by and between Lions Gate Entertainment Corp. (“Lions Gate”) and Michael Burns (“Burns”) is entered into as of December 18, 2020. Lions Gate and Burns agree that as of the Effective Date (as defined below), the terms of this Agreement shall replace and supersede the amended and restated employment agreement entered into as of October 30, 2012 and subsequently amended as of November 3, 2016, between Burns and Lions Gate (the “Prior Agreement”).

This Agreement relates to the terms and conditions of Burns’ employment with Lions Gate for the term specified herein.

The parties hereby agree as follows:

1. Employment. Lions Gate hereby employs Burns to continue to serve in the capacity of Vice Chairman of Lions Gate on the terms and conditions set forth herein. Burns shall have such powers and authority with respect to the management of Lions Gate consistent with his position hereunder as shall be determined by the Chief Executive Officer of Lions Gate, currently Jon Feltheimer.

2. Term. Burns’ employment term under this Agreement shall commence on December 18, 2020 (the “Effective Date”) and continue through and including October 30, 2023 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”). If the Term has not previously terminated, Lions Gate shall have the right, in its sole discretion, to extend the Term by one (1) additional year (so that the new Expiration Date would be October 30, 2024) by providing written notice to Burns of its decision to extend the Term no later than four (4) months before the Expiration Date.

Moreover, so long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement (including devotion of time to those entities listed in Exhibit A-2, attached hereto).

3. Base Salary. Lions Gate shall pay Burns an annual fixed salary of US$1,000,000 from the Effective Date through the end of the Term (“Base Salary”) payable in equal installments in accordance with Lions Gate’s standard payroll practices.

4. Discretionary Annual Bonus.

(a) Bonus Opportunity. During the Term, Burns shall be eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lions Gate’s fiscal year. The Discretionary Bonus shall have a target of seventy-five percent (75%) of Burns’ Base Salary. The Compensation Committee (“Compensation Committee”) of Lions Gate’s Board of Directors (the “Board”) shall establish performance criteria upon which the determination of the Discretionary Bonus amount, if any, shall be made, such criteria to be established at the beginning of the applicable fiscal year. The Discretionary Bonus (or portion thereof if either Section 4(b) or 4(c) below applies), if any, that is payable in cash shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate’s other senior-level employees and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

(b) Equity Payment of Bonus Above $1.5 Million. In the event that the total Discretionary Bonus awarded to Burns for a given fiscal year is greater than one million five hundred thousand dollars (US$1,500,000), the Compensation Committee may provide that all or a portion of the total amount of such Discretionary Bonus that is greater than one million five hundred thousand dollars (US$1,500,000) will be paid in the form of an award of Lions Gate common shares (with the number of shares subject to any such award to be determined as provided in Section 4(c) below). Any such shares awarded to Burns pursuant to this Section 4(b) shall be fully vested on the date on which the Compensation Committee determines whether any such Discretionary Bonus will be paid to Burns for such fiscal year (the date of any such determination by the Compensation Committee, the “Bonus Determination Date”).

(c) Determination of Equity Awarded for Bonus. If any portion of a Discretionary Bonus is to be paid to Burns in the form of an award of fully vested Lions Gate common shares pursuant to this Section 4, the number of shares subject to such award shall be determined by the Compensation Committee on the applicable Bonus Determination Date based on the per-share closing price (in regular trading) of Lions Gate’s common shares on that date, and such shares shall be paid to Burns at the same time cash bonuses for such fiscal year are paid as provided in Section 4(a).

5. Equity Award.

(a) Grants of SARs. Burns shall be granted an award of 1,500,000 share appreciation rights (the “SAR Award”) with respect to Lions Gate’s Class B non-voting common shares (the “Class B Shares”), with the per-share base price of the SAR Award to equal to the closing price (in regular trading) of a Class B Share on the New York Stock Exchange (“NYSE”) on the grant date of the award (the “Grant Date”) and the maximum term of the award to be 10 years. The SAR Award shall be evidenced by and subject to the terms of a share appreciation rights award agreement in the form generally then used by Lions Gate to evidence grants of share appreciation rights under Lions Gate’s stock incentive plan.

(b) Date of Vesting; Date Exercisable. The SAR Award is subject to both time-based and performance-based vesting requirements. Subject to Burns’ continued employment with Lions Gate (except as expressly provided in Section 10(b) or 10(c) below), the SAR Award shall vest and become exercisable in three equal annual installments on each of the first three anniversaries of the Grant Date; provided, however, that no portion of the SAR Award shall be vested or exercisable prior to the date on which the volume-weighted average of the closing prices of the Class B Shares over a period of thirty (30) consecutive trading days ending on or before the third (3rd) anniversary of the Grant Date is greater than or equal to two hundred percent (200%) of the closing price of a Class B Share on the Grant Date (the “VWAP Performance Goal”), in each case in regular trading on the NYSE; and provided, further, that if the VWAP Performance Goal is not achieved on or before the third (3rd) anniversary of the Grant Date, the SAR Award, to the extent then outstanding and whether or not the employment-based vesting requirement set forth above has been met, will terminate and be cancelled on that third anniversary date. Notwithstanding the foregoing, if Lions Gate does not extend the Term by an additional year pursuant to Section 2 of this Agreement, and the Agreement terminates on October 30, 2023, if the VWAP Performance Goal has been achieved prior to that date, then the third tranche of the SAR award shall automatically vest on October 29, 2023. The number of common shares subject to, and the base price of, the SAR Award is subject to customary adjustments upon the occurrence of stock splits, extraordinary dividends, spins and similar events.

(c) Payment of SARs. Each right subject to the SAR Award shall be payable upon exercise of the right, as determined by the Compensation Committee in its sole discretion, in the form of either Class B Shares, Lions Gate’s Class A voting common shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each right so exercised) equal to the amount by which the fair market value (as determined under Lions Gate’s stock incentive plan) of a Class B Share on the date of such exercise of the SAR Award exceeds the per-share base price of the SAR Award. The SAR Award may be exercised only if and to the extent vested.

(d) Pre-Existing and Other Equity. The foregoing SAR Award shall be in addition to any equity awards granted to Burns by Lions Gate prior to the Effective Date (the “Pre-Existing Equity”). The Pre-Existing Equity will continue to be governed by its existing terms (subject to any express provision for acceleration of the Pre-Existing Equity provided herein).

6. Change of Control. In the event of a “Change of Control” as defined below, the following shall apply:

(a) Change of Control definition. For purposes of this Agreement, the term “Change of Control” shall mean:

(i)

if any person, other than (a) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Twenty-Five Percent Holder”) or (b) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(ii)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate’s assets (or consummation of any transaction, or series of related transactions, having similar effect) with the exceptions of a sale of Starz, LLC or a sale of a portion thereof;

(iii)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)

if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding, if applicable, any transaction or series of transactions involving a Twenty-Five Percent Holder as and to the extent so excluded above.

(b) Change in Control Severance.

(i) If, upon or within twelve (12) months following a Change of Control, Lions Gate terminates Burns’ employment without Cause pursuant to Section 9(f) or Burns terminates his employment for Good Reason pursuant to Section 9(e)(iv), then, subject to Sections 10(d) and 11(b), Burns shall be entitled, in addition to the Accrued Obligations (as defined below), to receive the Severance Benefits (as identified in Section 10(c) below and subject to the terms and conditions set forth therein); provided, however, that the amount of the cash severance payable to Burns in connection with such a termination of his employment as provided in Section 10(c)(i) shall be equal to the greater of (1) the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of payment of Burns’ Base Salary through the Expiration Date, or (2) US$3,500,000, such payment to be made as provided in Section 10(c)(i).

(ii) As used herein, a “Separation from Service” occurs when Burns dies, retires, or otherwise has a termination of employment with Lions Gate that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(c) Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means accrued but unpaid (i) Base Salary, (ii) expense reimbursement, (iii) vacation pay, if any, and (iv) vested equity awards.

7. Benefits/Expenses.

(a) During the Term, Burns shall be eligible for all employee benefits (including health insurance and 401(k) or other retirement plans) per Lions Gate’s standard benefit program on terms not less favorable than those provided generally to other senior executives of Lions Gate. Burns shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Burns’ duties and responsibilities under this Agreement. Burns shall not accrue any vacation.

(b) During the Term, Lions Gate shall, consistent with its normal practice, promptly reimburse Burns for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Lions Gate. In addition to the benefits provided in Section 7(a), Burns shall be entitled to: (i) business class travel for flights in excess of four (4) hours, (ii) all customary perquisites provided to senior executives of Lions Gate generally, (iii) a cell phone, which may be expensed, and, (iv) a reserved parking space. Without limiting the foregoing, Burns shall be permitted to use Lions Gate’s private plane for twenty (20) hours per year at the same rate as negotiated by Lions Gate’s Chief Executive Officer, reimbursing Lions Gate for the total number of hours used in the same manner as Lions Gate’s Chief Executive Officer. In addition, Burns shall be entitled to a car allowance of US$1,111 per month.

(c) During the Term, Lions Gate shall provide Burns with life and disability insurance policies providing Burns (or his estate, as applicable) with US$2,000,000 in benefits. Burns shall reasonably cooperate with Lions Gate in fulfilling its obligations to provide such policies.

(d) Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lions Gate to adopt or implement any benefits, or prevent or limit Lions Gate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any benefit at any time, and Burns’ participation in or entitlement under any such benefit shall at all times be subject in all respects thereto; provided, however, that Burns shall be treated no less favorably than other senior executives of Lions Gate generally.

8. Devotion of Time/Services. Burns recognizes that consistent with his position as Vice Chairman he is required to devote substantially all of his business time and services to the business and interests of Lions Gate and, due to Burns’ high level position, failure to do so would cause a material and substantial disruption to Lions Gate’s operations. Consistent with the foregoing, Burns agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lions Gate. As long as Burns’ meaningful business time is devoted to Lions Gate, Burns may devote a reasonable amount of time to both minimal outside consulting activities, management of personal investments and charitable, political and civic activities, as well to service on the board of directors/advisors of the companies/organizations listed in Exhibit A-2, attached hereto, so long as these activities do not directly conflict with Lions Gate’s interests or otherwise materially interfere with Burns’ performance under this Agreement.

9. Termination. Burns’ employment and the Term shall terminate upon the happening of any one or more of the following events:

(a) upon mutual written agreement between Lions Gate and Burns;

(b) upon the death of Burns;

(c) by Lions Gate giving written notice of termination to Burns during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lions Gate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Burns (if practical), the Board may appoint an interim Vice Chairman to fulfill the duties and responsibilities of Burns and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Burns’ Disability, Burns shall immediately resume the position of sole Vice Chairman and his duties and responsibilities in accordance with the terms of this Agreement and the interim Vice Chairman shall cease serving in such capacity. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Burns unable to perform the essential functions of his position, with even reasonable accommodation, which does not impose an undue hardship on Lions Gate. Lions Gate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Burns and/or his medical personnel, as well as information from medical personnel (or others) selected by Lions Gate or its insurers. Burns shall have ten (10) business days following written notice by Lions Gate to cure the Disability, if such Disability is capable of cure;

(d) by Lions Gate giving written notice of termination for Cause. “Cause,” as used herein, means that Burns has engaged in or committed any of the following: (i) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (ii) gross negligence or willful misconduct with respect to Lions Gate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lions Gate, violation of any fiduciary duty, and violation of any duty of loyalty; (iii) any material breach of this Agreement by Burns; or (iv) conduct in violation of Section 11 of this Agreement; provided, however, Lions Gate shall not terminate Burns’ employment hereunder pursuant to this Section 9(d) unless it shall first give Burns written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice;

(e) by Burns giving notice of his intention to terminate for one of the following reasons:

(i)	Burns accepts a full time position with the federal or state government,

(ii)	Burns accepts a full time position with a philanthropic or non-profit organization,

(iii)	Burns moves his permanent residence from the U.S. to another country, or

(iv)	Burns terminates his employment with Lions Gate for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in each case without the written consent of Burns):

(A)	a material diminution in Burns’ position, authorities, duties or responsibilities from the level in effect on the Effective Date;

(B)	a material reduction of Burns’ Base Salary or target Discretionary Bonus as in effect on the commencement of the Term or as the same may be increased from time to time;

(C)	a requirement by Lions Gate that Burns report to anyone other than the Chief Executive Officer, currently Jon Feltheimer;

(D)	any material breach by Lions Gate of this Agreement or any other compensatory arrangement between Lions Gate and Burns.

Good Reason shall not include death or Disability. Burns’ continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder; provided, however, that a termination of employment by Burns shall not be considered a termination for Good Reason unless it occurs within eighteen (18) months following the event claimed to constitute Good Reason. Burns shall provide Lions Gate written notice of any event claimed to constitute Good Reason within ninety (90) days after the occurrence of the event (or, if later, the date on which Burns knows or reasonably should know of such occurrence), and Lions Gate shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days after its receipt of such notice from Burns. Lions Gate shall notify Burns of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Burns of his concurrence that a cure has been effectuated, any notice of termination delivered by Burns based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

(f) by Lions Gate giving notice to Burns of termination without Cause.

10. Effect of Termination.

(a) With Cause. If Lions Gate terminates this Agreement pursuant to Section 9(d) above, Lions Gate shall have no further obligation to pay Burns any compensation of any kind other than the Accrued Obligations.

(b) Death or Disability. In the event of the termination of this Agreement pursuant to Section 9(b) or (c) above, Lions Gate shall have the obligation to pay Burns’s estate or Burns, as applicable, any Accrued Obligations. In addition, in the event of the termination of this Agreement due to Burns’ death or Disability, (i) any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options and SARs, become exercisable upon the date of death in the case of death or upon the date of termination for Disability in the case of Disability; and (ii) if such termination occurs during the three-year period after the Grant Date (as defined above), the time-based vesting requirements applicable to the SAR Award set forth in Section 5(b) above shall be deemed satisfied on the date of such termination and, if the VWAP Performance Goal has not previously been met, the SAR Award will remain outstanding and vest in full if the VWAP Performance Goal is met before the end of such three-year period (and, if the VWAP Performance Goal is not achieved, the SAR Award will terminate on the last day of such three-year period). In the event of a termination due to Burns’ Disability, Lions Gate shall continue to pay the premiums for life and disability premiums for Burns as contemplated by Section 7(c) above through the Expiration Date.

(c) Termination Without Cause or by Burns for Good Reason. If Lions Gate terminates Burns’ employment without Cause pursuant to Section 9(f) or Burns terminates his employment with Lions Gate for Good Reason pursuant to Section 9(e)(iv) above and, in either case, the release requirement under Section 10(d) is met, then Lions Gate shall pay Burns, subject to Section 12(b) and in addition to the Accrued Obligations, the following payments and benefits (collectively, the “Severance Benefits”):

(i)

except as provided in Section 6(b), a cash severance payment equal to the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of payment of Burns’ Base Salary through the Expiration Date, such payment to be made in a lump sum as soon as practicable after (and in all events not more than sixty (60) days after) the date of Burns’ Separation from Service; provided, however, that if the 60-day period following Burns’ Separation From Service spans two calendar years, such payment shall be made within such 60-day period but in the second of the two calendar years;

(ii)

if Burns timely elects continued health coverage for himself (and, if applicable his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Lions Gate will pay or reimburse Burns’ COBRA premiums for up to six (6) months following his Separation from Service (provided that Lions Gate’s obligation to make any payment pursuant to this sentence shall cease upon the date Burns becomes eligible for substantially similar coverage under the health plan of a future employer);

(iii)

(x) any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options and SARs, become exercisable upon the date of Burns’ Separation from Service; and (y) if such termination occurs during the three-year period after the Grant Date (as defined above), the time-based vesting requirements applicable to the SAR Award set forth in Section 5(b) above shall be deemed satisfied on the date of such termination and, if the VWAP Performance Goal has not previously been met, the SAR Award will remain outstanding and vest in full if the VWAP Performance Goal is met before the end of such three-year period (and, if the VWAP Performance Goal is not achieved, the SAR Award will terminate on the last day of such three-year period);

(iv)

Burns shall be entitled to payment of (a) any Discretionary Bonus that would otherwise have been paid to Burns had his employment with Lions Gate not terminated with respect to any fiscal year that ended before the date of his termination (to the extent such bonus has not previously been paid) and (b) (x) any Discretionary Bonus that would otherwise have been paid to Burns had his employment with Lions Gate not terminated with respect to the fiscal year in which the date of his termination occurs (or, in the case of a termination of Burns’ employment described in Section 6(b)(i), the greater of the target amount of Burns’ Discretionary Bonus in effect for such fiscal year and any Discretionary Bonus that would otherwise have been paid to Burns had his employment with Lions Gate not terminated with respect to such fiscal year), multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year on which Burns was employed by Lions Gate and the denominator of which is the total number of days in such fiscal year; and

(v)	Lions Gate shall continue to pay the premiums for life and disability insurance for Burns as contemplated by Section 7(c) above through the Expiration Date.

If Burns’ employment with Lions Gate is terminated pursuant to Sections 6(b), 9(a) – (c) or 9(e) – (f) above, Burns shall have no obligation to mitigate and Lions Gate shall have no right to offset any income thereafter received by Burns against Lions Gate’s payment obligations to him.

(d) Release. Notwithstanding any other provision herein, Burns’ right to receive any severance benefits pursuant to Section 6(b) or Section 10(c) of this Agreement shall be subject to his execution and delivery to Lions Gate of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date Lions Gate provides the final form of release to Burns (and Burns’ not revoking such release within any revocation period provided under applicable law). Lions Gate shall provide the final form of release agreement to Burns not later than seven (7) days following the termination date.

11. Public Morals. Burns shall act at all times with due regard to public morals, conventions and Lions Gate policies as applied to other senior executives of Lions Gate. If Burns commits any act, or if Burns conducts Burns’ behavior in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Burns to public disrepute, contempt, scandal or ridicule based on a commonly held standard of causing material harm to Lions Gate, Lions Gate shall have the right to terminate this Agreement upon written notice to Burns given at any time following the date on which the commission of such act, or such conduct, shall have become known to Lions Gate pursuant to Section 9(d)(iv) of this Agreement.

12. Section 409A.

(a) It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by Lions Gate or Burns shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Burns to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Burns.

(b) Notwithstanding any other provision herein, if Burns is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Burns’ Separation from Service, Burns shall not be entitled to any payment or benefit pursuant to Section 6(b) or 10(c) above until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Burns’ death. Any amounts otherwise payable to Burns upon or in the six (6) month period following Burns’ Separation from Service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Burns’ Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Burns’ death) and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 12(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prevailing rate of interest charged to Lions Gate by its principal lender in effect as of the Original Payment Date. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c) To the extent that any benefits or reimbursements pursuant to Section 6(b), 7 or 10(c) are taxable to Burns, any reimbursement payment due to Burns pursuant to any such provision shall be paid to Burns on or before the last day of Burns’ taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Burns receives in one taxable year shall not affect the amount of such benefits or reimbursements that Burns receives in any other taxable year.

13. Indemnification. Except with respect to claims resulting from Burns’ willful misconduct or acts outside the scope of his employment hereunder, Burns shall be defended, indemnified and held harmless by Lions Gate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lions Gate to the maximum extent permitted in accordance with Lions Gate’s Certificate of Incorporation, its By-Laws and under applicable law (including, without limitation and as applicable, attorney’s fees), and shall be covered by Lions Gate’s applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Lions Gate.

14. Company Policies. Burns shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lions Gate or adopted by Lions Gate from time to time during the Term and furnished to Burns in writing or of which he has notice.

15. Non-Solicitation. Burns shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee or contractor of Lions Gate or its affiliates (other than Burns’ exclusive personal assistant), to leave Lions Gate or its affiliates or to render services for any other person, firm or corporation.

16. Property of Lions Gate. Burns acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lions Gate’s obligations to him are exclusively contractual in nature. Lions Gate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Burns’ services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Burns may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Burns (or anyone claiming under him) of any kind or character whatsoever (other than Burns’ right to compensation hereunder). Burns shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Burns shall, at the reasonable request of Lions Gate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lions Gate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Burns’ personal rolodex shall remain his personal property during the Term of this Agreement and following its expiration or earlier termination. Burns’ assignment of rights in this paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code.

17. Confidential Information. All memoranda, notes, records and other documents made or compiled by Burns, or made available to him during his employment with Lions Gate concerning the business or affairs of Lions Gate or its affiliates shall be Lions Gate’s property and shall be delivered to Lions Gate on the termination of this Agreement or at any other time on request from Lions Gate. Burns shall keep in confidence and shall not use for himself or others, or divulge to others except in the performance of his duties hereunder, any information concerning the business or affairs of Lions Gate or its affiliates which is not otherwise publicly available and which is obtained by Burns as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lions Gate to be proprietary in nature, including without limitation, financial information, programming or plans of Lions Gate or its affiliates, unless disclosure is permitted by Lions Gate or required by law or legal process.

18. Right to Use Name. During the term, Lions Gate shall have the right to use Burns’ approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

19. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

(b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

(c) Titles and Headings. Section or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith (including, without limitation, the Prior Agreement, except as expressly provided herein). Notwithstanding the foregoing, except as expressly set forth herein, the terms and conditions of the agreements that evidence equity-based awards granted by Lions Gate to Burns that are outstanding as of the Effective Date are outside of the scope of the preceding provisions of this Section 19(d) and continue in effect.

(e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lions Gate shall assign this Agreement to, and provide for the assumption thereof by, any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

(f) Arbitration. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lions Gate and Burns, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code §§ 1281, et seq.

(i) Burns and Lions Gate agree that any and all claims or controversies whatsoever brought by Burns or Lions Gate, arising out of or relating to this Agreement, Burns’ employment with Lions Gate, or otherwise arising between Burns and Lions Gate, will be settled by final and binding arbitration in accordance with the applicable rules and procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lions Gate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Burns wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

(ii) The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.

(iii) Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.

20. Limit on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Burns under any other Lions Gate plan or agreement (such payments or benefits are collectively referred to as the “Payments” for purposes of this Section 20) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Burns retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Burns received all of the Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, the Payments shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Burns pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Burns’ rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Payments shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Lions Gate’s independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”) at Lions Gate’s expense. Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Lions Gate and Burns within five (5) days of the date of termination of Burns’ employment, if applicable, or such other time as requested by Lions Gate or Burns (provided Burns reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Burns with respect to any Payments, Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to furnish Burns with an opinion reasonably acceptable to Burns that no Excise Tax will be imposed with respect to any such Payments. Unless Burns provides written notice to Lions Gate within thirty (30) days of the delivery of the Determination to Burns that he disputes such Determination, the Determination shall be binding, final and conclusive upon Lions Gate and Burns.

21. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

22. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

23. Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

24. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

25. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

26. Notices. All notices to be given pursuant to this Agreement shall be effected either by mail or personal delivery in writing as follows:

Lions Gate:

Lions Gate Entertainment

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

Attention: General Counsel

Burns:

Michael Burns

c/o Lions Gate Entertainment

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

27. Tax Withholding. Notwithstanding anything else herein to the contrary, Lions Gate may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

“LIONS GATE” LIONS GATE ENTERTAINMENT CORP.,

By:	/s/ Corii D. Berg

Name: Corii D. Berg
Its: General Counsel

“BURNS”

/s/ Michael Burns
Michael Burns

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. Release by Executive. [____________] (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Lions Gate Entertainment Corp. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 6(b), 10(b) or 10(c), as applicable (and including any related provisions referred to in the applicable section), of the Employment Agreement dated as of [__________, 2020] by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(i) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(ii) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(iii) He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(iv) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(v) He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

5. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

Lions Gate Entertainment Corp.

By:
[Name]
[Title]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

[Name]

EXHIBIT A-2

Hasbro, Inc. (HAS: NASDAQ)

Novica.com, UCLA Anderson School Board of Advisors, International Medical Corp Leadership Counsel and other various private and charitable entities.